CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-50978) of Georgia Pacific Corporation of our report dated December 21, 2001 relating to the financial statements of the Fort James 401(k) Plan as of October 1, 2001 and December 31, 2000, and for the period ended October 1, 2001, which appears in this Form 11-K.

/s/ Pricewaterhousecoopers LLP
Chicago, Illinois
March 29, 2002